CONSULTING AGREEMENT

                AGREEMENT made as of this 3rd day of July 2001, between Tekgraf Inc. (“TKGF”) with offices located at 980 Corporate Woods Parkway Vernon Hills, Illinois 60061 and Piedmont Consulting, Inc. with offices at 3131 Piedmont Road, Suite #205, Atlanta, Georgia 30305 (the “Consultant”).

                WHEREAS, TKGF is a publicly held corporation, and

                WHEREAS, TKGF desires to retain Consultant to provide public and investor relations services for TKGF.

                NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, Consultant and TKGF hereby agrees as follows:

1.             TERM; TERMINATION. This Agreement shall commence on the date hereof and shall extend thereafter for a period of 1 year.  Thereafter, the parties hereto may renew this Agreement by mutual consent.

2.             CONSULTING SERVICES.  During the term of this Agreement, Consultant shall provide public and investor relations services (collectively, the “Services”) to TKGF, which Services shall be geared to result in improved stock trading volume, higher stock price multiples, a broader following by analysts and institutions and new investment recommendations and providing directly, or managing the delivery of, a wide range of services, including, but not limited to:

(a)   Proactive marketing of TKGF’s common stock directly to influential security analysts, stockbrokers and portfolio managers and investors selected from Consultant’s proprietary database of investment leaders across the country and abroad.

(b)   Arranging meetings between TKGF’s management and current and/or potential investors, either in small groups or on a one-to-one basis, to establish ongoing relationships; and periodically supplementing these meetings with presentations at investment industry sponsored forums, through quarterly conference calls, and by quarterly mailings of our corporate profile.

(c)   Assisting the companies in gaining media coverage both locally where the companies have operations nationally.  Consultant will also target certain Internet, advisory services as well as monitor various other Internet activities.

(d)   Establishing a VIP list of analysts, brokers, portfolio managers, and investors that receive facsimiles and email addresses of news releases, facsimile notification of conference calls and mailings of TKGF’s 10K’s and 10Q’s plus annual and any corporate updates.

(e)   Establishing a broader news distribution list for direct facsimile and email addresses of TKGF.

(f)    Assisting and/or advising in the authoring of press releases, including monitoring wire service coverage of TKGF for accuracy and pickup.

(g)   Preparing presentations relating to TKGF for meetings with analysts, stock brokers, portfolio managers, and any large investors, as well as any sponsored forums.

(h)   Assisting in preparing information kits about TKGF in response to press and/or investor inquiries.

(i)    Advising with TKGF’s management concerning marketing ideas, investor profile information, methods of expanding TKGF’s investor support and increasing investor awareness of TKGF and their products and/or services.

(j)    Creating literature (including layout, printing and distribution to Consultant’s list of investors and stockbrokers) describing TKGF’s business, products, marketing plans and financial potential.

(k)   Providing such other Services and assistance as Consultant and TKGF shall deem necessary or appropriate to enhance TKGF’s business.

3.             APPROVAL OF INFORMATION.  All information disseminated by Consultant regarding TKGF shall be derived from information provided by TKGF to Consultant (the “Information”).  Consultant will obtain TKGF’s prior approval to distribution or dissemination of all Information.

4.             COMPENSATION.  Subject to Consultant’s compliance with the terms and conditions herein set forth, and in full consideration of the Services provided by Consultant hereunder, TKGF shall pay to Consultant, as its consulting fee (the “Fee”), and Consultant shall accept as full payment thereof, a fee consisting of:

(a)   TKGF agrees to pay Piedmont Consulting, Inc. a $6,000 monthly consulting fee to cover expenses.

(b)   TKGF agrees to issue 60,000 Class A Common Shares of TKGF (“TKGF Common Shares”) resalable pursuant to Rule 144 to Piedmont Consulting, Inc. as follows:

1.    Within the term of the Agreement, 30,000 shares will be issued upon the stock trading at $1.00 or higher for 10 trading days and the remaining 30,000 will be issued upon the stock trading at $1.50 or higher for 10 trading days.

2.     If the stock does not trade above $1.00 as described above (or maintain NASD listing) Piedmont would not receive these shares unless term of Agreement extended by TKGF.

3.     If issued, TKGF will grant standard piggyback registration rights.

4.     All TKGF Common Shares shall be re-saleable pursuant to Rule 144 (after the lapse of the applicable holding period).

(c)   TKGF agrees to issue warrants, exercisable at $1.15 per TKGF Common Share, for the purchase of 60,000 TKGF Common Shares, subject to the following:

(i)            The warrants shall carry a two (2) year term;

(ii)           The TKGF Common Shares subject to the warrants shall be resalable pursuant to Rule 144

(iii)          All shares issued shall contain standard piggyback registration rights.

(d)   TKGF agrees to pay Piedmont Consulting, Inc. a “finders fee” equal to 2% of any successful financing or successful acquisition directly referred by Piedmont Consulting, Inc.

5.             PERSONNEL.  Consultant is, and shall be, an independent contractor, and no personnel utilized by Consultant in providing Services hereunder (the “Personnel”) shall be deemed to be an employee or agent of TKGF.

Moreover, neither consultant nor any such Personnel shall be empowered hereunder to act on behalf of TKGF.  Consultant shall have sole and exclusive responsibility and liability for, and to, such Personnel, and Consultant alone shall be responsible to make, and shall make, all necessary or appropriate employee contributions, withholdings and payments for all taxes, insurance premiums, and social security contributions to be collected, withheld, filed and paid with respect to all such Personnel; whether pursuant to any social security, unemployment insurance, worker’s compensation law or other federal, state, or local law now in force and effect, or hereinafter enacted.

6.             NON-ASSIGNABILITY.  The rights, obligations and benefits established by this Agreement shall not be assignable by either party hereto.  This Agreement shall, however, be binding upon and shall inure to the benefits of the parties and their successors.

7.             CONFIDENTIALITY.  Neither Consultant nor any of the Personnel, its consultants, other employees, or officers or directors shall disclose any knowledge or information it has, or they have obtained in the course of performing the Services provided for herein, which knowledge or information concerns the confidential affairs of TKGF with respect to TKGF’s business or finances.

8.             COMPLIANCE AND GOVERNING LAW.  Consultant, together with its agents, employees and associates, shall take all necessary, appropriate and reasonable steps to provide the Services in accordance with both the securities laws of the United States and the several States, and pursuant to the rules and regulations promulgated thereunder, as well as in accordance with the rules and regulations of the National Association of Securities Dealers, and Consultant agrees to indemnify and hold harmless TKGF for any violation of the foregoing.  The terms and provisions of this Agreement will be enforced in accordance with the laws of the State of Georgia, without regard to its conflicts of law principles.

9.             NOTICE.  Notice hereunder shall be in writing and shall be deemed to have been given (a) at a time when deposited for mailing in a receptacle under the control of the United States Postal Service, by registered or certified mail, prepaid, return receipt requested, or (b) on the business day following deposit with a reputable overnight courier for overnight delivery; each addressed to the respective party at the address as such party may fix by notice given pursuant to this paragraph.

10.           NO OTHER AGREEMENTS.  This Agreement supersedes all prior understandings, written or orally given including without limitation the agreement dated April 30, 2001, which is hereby terminated and constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof.  No waiver, modification or termination of this Agreement shall be valid unless in writing signed by each of the parties hereto.

                IN WITNESS THEREOF, the parties have hereunto set their hands and seal the day and year first above written.

PIEDMONT CONSULTING, INC.		TEKGRAF INC.

By:	/s/ Keith Fetter	By:	/s/ Tom Mason
	Keith Fetter, President		Tom Mason, CFO